   As filed with the Securities and Exchange Commission on February 15, 2001
                                                           Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                                    Form S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

    STERLING BANCSHARES, INC.            Texas          74-2175590
STERLING BANCSHARES CAPITAL TRUST      Delaware        Applied For
                II                     Delaware        Applied For
STERLING BANCSHARES CAPITAL TRUST   (State or other      (I.R.S.
               III                   jurisdiction        Employer
   (Exact name of registrant as    of incorporation   Identification
    specified in its charter)       or organization)       No.)

                                --------------

    15000 Northwest Freeway                  J. Downey Bridgwater
      Houston, Texas 77040                         President
         (713) 466-8300                     15000 Northwest Freeway
(Address, including zip code, and            Houston, Texas 77040
 telephone number, including area               (713) 466-8300
  code, of registrant's and co-     (Name, address, including zip code, and
 registrants' principal executive              telephone number,
             offices)             including area code, of agent for service)

                                --------------

                                   Copies to:
                              Gislar R. Donnenberg
                             Andrews & Kurth L.L.P.
                             600 Travis, Suite 4200
                              Houston, Texas 77002
                                 (713) 220-4200

                                --------------

  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined in light of market conditions and other factors.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c)under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                          Title of Each Class                                    Proposed maximum             Amount of
                    of Securities to be Registered                      aggregate offering price(/1/)(/2/) registration fee
---------------------------------------------------------------------------------------------------------------------------
Trust Preferred Securities of Sterling Bancshares Capital Trust
 II(/3/)..............................................................
---------------------------------------------------------------------------------------------------------------------------
Trust Preferred Securities of Sterling Bancshares Capital Trust
 III(/3/).............................................................
---------------------------------------------------------------------------------------------------------------------------
Junior Subordinated Debentures of Sterling Bancshares, Inc.(/3/)......
---------------------------------------------------------------------------------------------------------------------------
Guarantees by Sterling Bancshares, Inc. of Trust Preferred
 Securities(/4/)......................................................
---------------------------------------------------------------------------------------------------------------------------
Total(/5/)............................................................             $60,000,000                 $15,000
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) The proposed maximum offering price per unit will be determined from time to time by the registrants in connection with the issuance by the registrants of the securities registered hereunder.
(2) The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(3) Subject to note 5 below, there is being registered hereunder an indeterminate amount and number of trust preferred securities of Sterling Bancshares Capital Trust II and Sterling Bancshares Capital Trust III (collectively, the "Trusts") and an indeterminate principal amount of junior subordinated debentures of Sterling Bancshares, Inc. A like amount of junior subordinated debentures may be issued and sold by Sterling Bancshares, Inc. to any of the Trusts, in which event such junior subordinated debentures may later be distributed for no additional consideration to the holders of the trust preferred securities of such Trust upon a dissolution of such Trust and the distribution of the assets thereof.
(4) Sterling Bancshares, Inc. will not receive separate consideration for the guarantee of the trust preferred securities. The guarantee includes the rights of holders of trust preferred securities under the guarantee and certain back-up undertakings, as described in this Registration Statement.
(5) In no event will the aggregate offering price of all securities issued from time to time pursuant to this Registration Statement exceed $60,000,000.

  The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. We may not sell these securities until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell these securities and it is not + +soliciting an offer to buy these securities in any state where the offer or +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 Subject to Completion. Dated February 15, 2001

Prospectus
                                  $60,000,000

                      Sterling Bancshares Capital Trust II
                     Sterling Bancshares Capital Trust III
                           Trust Preferred Securities
                                 Guaranteed by

                          [STERLING LOGO APPEARS HERE]

                                  The Trusts:

  The trusts are Delaware business trusts and wholly owned subsidiaries of Sterling Bancshares, Inc. Each trust may in one or more offerings:

  . offer and sell trust preferred securities representing undivided beneficial interests in the assets of the trust to the public;

  . offer and sell trust common securities representing undivided beneficial interests in the assets of the trust to Sterling Bancshares, Inc.;

  . use the proceeds from these sales to buy an equal principal amount of junior subordinated debentures of Sterling Bancshares, Inc.; and

  . distribute the cash payments it receives on the junior subordinated debentures it owns to the holders of the trust preferred and trust common securities.

                                 Distributions:

  . For each trust preferred security that you own, you will receive cumulative cash distributions at a rate set forth in the applicable prospectus supplement on the liquidation amount of the trust preferred security. The liquidation amount per trust preferred security will be set forth in the applicable prospectus supplement.

                               Limited Guarantee:

  . Sterling Bancshares, Inc. will provide a limited guarantee of the payment by the trust of distributions on the trust preferred securities and upon liquidation and redemption.

  The aggregate initial offering price of the trust preferred securities that the trusts offer by this prospectus will not exceed $60,000,000. The trusts will offer the trust preferred securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings. We will provide specific terms of the trust preferred securities in supplements to this prospectus. You should read this prospectus and any supplements carefully before you invest.

  The trust preferred securities are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                          Prospectus dated     , 2001

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About This Prospectus.....................................................    1
Where You Can Find More Information about Sterling Bancshares, Inc........    1
Forward-Looking Statements................................................    2
Sterling Bancshares, Inc..................................................    3
The Trusts................................................................    4
Accounting Treatment......................................................    5
Risk Factors..............................................................    6
Ratios of Earnings to Combined Fixed Charges and Preferred Stock
 Dividends................................................................    8
Use of Proceeds...........................................................    9
Regulation and Supervision................................................    9
Description of the Trust Preferred Securities.............................   10
Description of the Junior Subordinated Debentures.........................   11
Description of the Trust Guarantees.......................................   16
Relationship Among the Trust Preferred Securities, the Junior Subordinated
 Debentures
 and the Trust Guarantees.................................................   19
Description of Capital Stock..............................................   20
Plan of Distribution......................................................   22
Legal Opinions............................................................   23
Experts...................................................................   23

                             ABOUT THIS PROSPECTUS

   This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

   This prospectus is part of a registration statement that we, Sterling Bancshares Capital Trust II and Sterling Bancshares Capital Trust III filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may from time to time issue guarantees and junior subordinated debentures to the trusts as described in this prospectus and the trust may sell the trust preferred securities described in this prospectus in one or more offerings up to a total dollar amount of $60,000,000. This prospectus provides you with a general description of the securities that we and the trusts may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described below under the heading "Where You Can Find More Information about Sterling Bancshares, Inc."

      WHERE YOU CAN FIND MORE INFORMATION ABOUT STERLING BANCSHARES, INC.

   Sterling Bancshares files annual, quarterly and other reports, proxy statements and other information with the SEC. Our current SEC filings are available to the public over the Internet or at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the trust preferred securities registered pursuant to the registration statement of which this prospectus is a part:

  .  Our Annual Report on Form 10-K for the fiscal year ended December 31,
     1999;

  .  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

  .  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

  .  Our Quarterly Report on Form 10-Q for the quarter ended September 30,
     2000;

  .  Our Current Report on Form 8-K filed on May 5, 2000; and

  . Our Current Report on Form 8-K filed on October 30, 2000, announcing the execution of an agreement and plan of merger on October 23, 2000, by CaminoReal Bancshares of Texas, Inc. and Sterling Bancshares Inc. providing for the merger of CaminoReal Bancshares with Sterling Bancshares.

   You may request a copy of these filings, in most cases without exhibits, at no cost, by writing or telephoning us at our principal executive offices located at the following address:

                           Sterling Bancshares, Inc.
                            15000 Northwest Freeway
                              Houston, Texas 77040
                                 (713) 466-8300

   You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of theses securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

                           FORWARD-LOOKING STATEMENTS

   Some information in this prospectus, any prospectus supplement and the documents we have incorporated by reference may contain forward-looking statements. The words "anticipate," "believe," "continue," "expect," "estimate," "intend," "may," "will," "should" and similar words identify forward-looking statements. These statements discuss future expectations, activities or events. Important factors that could cause actual results or developments to differ materially from estimates or projections contained in forward-looking statements include:

  . general business and economic conditions in the markets we serve may be less favorable than anticipated;

  . changes in market rates and prices may impact the value of securities, loans, deposits and other financial instruments;

  . legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry;

  . competitive factors including product and pricing pressures among financial services organizations may increase;

  . our ability to expand and grow our business and operations, including the acquisition of additional banks, and our ability to realize the cost savings and revenue enhancements we expect from such acquisitions; and

  . fiscal and governmental policies of the United States federal government.

   For other factors, risks and uncertainties that could cause actual results to differ materially from estimates and projections contained in forward-looking statements, please read our Annual Report on Form 10-K.

   A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.

                           STERLING BANCSHARES, INC.

   Sterling Bancshares, Inc., headquartered in Houston, Texas, is a bank holding company that provides commercial and retail banking services primarily in the Houston metropolitan area through the banking offices of Sterling Bank, a banking association chartered under the laws of the State of Texas. We also provide mortgage banking services through our 80%-owned subsidiary, Sterling Capital Mortgage Company. At September 30, 2000, we had total assets of $2.04 billion, deposits of $1.52 billion and shareholders' equity of $151.7 million.

   We manage our commercial banking and mortgage banking segments separately because each business requires different marketing strategies and each offers different products and services. Through Sterling Bank, we provide a wide range of retail and commercial banking services which include:

  .  demand, savings and time deposits;

  .  commercial, real estate and consumer loans;

  .  merchant credit card services;

  .  letters of credit; and

  .  cash and asset management services.

   We also offer brokerage, mutual funds, alternative financing and insurance products to our customers through third party vendors. We provide our broad line of financial services to small and medium-sized businesses and consumers through our full service banking offices. We use a decentralized management approach which gives the senior management located at each of our banking offices the ability to exercise substantial authority over credit and pricing issues. Larger credits require loan committee approval.

   In our lending activities at Sterling Bank, we focus primarily on commercial loans and owner-occupied real estate loans to local businesses with annual sales ranging from $300,000 to $30,000,000. Typically, our customers' financing requirements range from $50,000 to $500,000. We do not seek loans of more than $2 million but we will consider larger lending relationships which involve exceptional levels of credit quality. Sterling Capital Mortgage originates, sells, and services single family residential mortgages. Sterling Capital Mortgage has production offices in Texas, Illinois, Arizona, Washington, Oregon, Nevada, Virginia, Colorado, Kentucky and California.

   Our principal executive offices are located at 15000 Northwest Freeway, Houston, Texas 77040, and our telephone number at that address is (713) 466-8300.

Recent Developments

 Merger with CaminoReal Bancshares of Texas, Inc.

   On October 23, 2000, we entered into a definitive agreement to acquire CaminoReal Bancshares of Texas, Inc., headquartered in San Antonio, Texas, and its subsidiary bank, CaminoReal Bank, National Association, for an aggregate cash purchase price of $51.8 million. We will pay $776.18 in cash for each share of CaminoReal Bancshares common stock based upon 61,188 outstanding shares of common stock of CaminoReal Bancshares, after giving effect to the conversion of outstanding stock options, convertible subordinated debentures and preferred stock. The warrant holder of CaminoReal Bancshares will receive $4.3 million. We will not complete the merger unless customary closing conditions are satisfied or waived including the receipt of necessary regulatory approvals and consents from applicable regulatory agencies including the Federal Reserve Board, the Commissioner of the Texas Department of Banking and the Federal Deposit Insurance Corporation, which approvals cannot impose conditions or restrictions on us that would, in our good faith judgment, adversely impact the transaction. The shareholders of CaminoReal Bancshares approved the merger with us on February 15, 2001.

   We expect to close our acquisition of CaminoReal Bancshares during the first quarter of 2001, and anticipate completing operational integration in the second quarter of 2001.

   CaminoReal Bancshares is privately held and is the bank holding company of CaminoReal Bank, National Association, which operates four bank offices in San Antonio and four banking offices in the nearby South Texas cities of Eagle Pass, Carrizo Springs, Crystal City, and Pearsall. As of September 30, 2000, CaminoReal Bancshares had total assets of $291 million, loans of $149 million, deposits of $256 million and pro forma shareholders' equity of $24.7 million.

   We intend to pursue further acquisitions of banks whose operations are consistent with our business banking philosophy. We believe that opportunities exist to expand our banking presence into other major Texas urban markets. However, we may not be able to identify suitable banks for acquisition, may not be able to successfully complete future acquisitions and once completed, we may not be able to successfully integrate our operations or realize anticipated cost savings.

                                   THE TRUSTS

   Sterling Bancshares formed each trust as a statutory business trust created under Delaware law through the filing of a certificate of trust with the Delaware Secretary of State. Each trust's business is defined in a declaration of trust which has been executed by Sterling Bancshares, Inc., as sponsor for each of the trusts, and the trustees, as defined below, for each of the trusts. Each declaration of trust will be amended and restated before any sale by that trust of trust preferred securities and will be in substantially the form filed as an exhibit to the registration statement, of which this prospectus is a part.

   Sterling Bancshares will own all of the trust common securities of each trust, which will have an aggregate liquidation value equal to at least 3% of the total capital of each trust. The trust preferred securities to be issued to the public will represent the remaining percentage of each trust's total capitalization. The trust common securities of each trust will have terms substantially equal to, and will rank equal in priority of payment with, the trust preferred securities. However, if Sterling Bancshares defaults on the subordinated debt securities owned by a trust or another event of default under the applicable declaration of trust occurs, then, so long as the default continues, cash distributions and liquidation, redemption and other amounts payable or deliverable on the trust common and preferred securities of that trust must be paid or delivered to holders of the trust preferred securities of that trust before any amounts are paid or delivered to the holders of the trust common securities of that trust. Sterling Bancshares will guarantee that the trust will use its assets to pay the distributions on the trust preferred securities as described in this prospectus under "Description of the Trust Guarantees."

   Each trust exists for the exclusive purposes of:

  . issuing and selling the trust preferred securities and the trust common securities;

  . investing the gross proceeds from the sale of the trust preferred securities and trust common securities in junior subordinated debentures issued by Sterling Bancshares; and

  . engaging in only those other activities necessary or incidental to these purposes.

   Sterling Bancshares, as holder of the trust common securities of each trust, will appoint the trustees of that trust. Unless otherwise specified in the applicable prospectus supplement, the five trustees that will conduct each trust's business and affairs will consist of:

  . three of Sterling Bancshares' employees, officers or affiliates, as administrative trustees;

  .  Bankers Trust Company, as property trustee; and

  . Bankers Trust (Delaware), an affiliate of Bankers Trust Company, as Delaware trustee.

   Bankers Trust Company also serves as the indenture trustee for purposes of compliance with the provisions of the Trust Indenture Act of 1939, the guarantee trustee under Sterling Bancshares' guarantee in favor of the holders of trust preferred securities and debt trustee under the indenture related to Sterling Bancshares' subordinated debt securities. The property trustee holds title to Sterling Bancshares' subordinated debt securities for the benefit of the holders of each trust's trust common and trust preferred securities. The property trustee has the power to exercise all rights, powers and privileges under each indenture as holder of Sterling Bancshares' subordinated debt securities. In addition, unless a separate paying agent is appointed by Sterling Bancshares, the property trustee maintains exclusive control of a segregated, non interest-bearing bank account to hold all payments made in respect of Sterling Bancshares' subordinated debt securities for the benefit of the holders of each trust's trust common and trust preferred securities. The property trustee makes payments of distributions and payment on liquidation, redemption and otherwise to the holders of each trust's trust common and trust preferred securities out of funds from each trust's bank account. Sterling Bancshares, as a direct or an indirect holder of all of each trust's trust common securities, has the right to appoint, remove or replace any administrative trustee and to increase or decrease the number of administrative trustees. Sterling Bancshares pays all fees and expenses related to each trust and each offering of trust common securities and trust preferred securities.

   The rights of the holders of each trust's trust preferred securities, including economic rights, rights to information and voting rights, will be set forth in the amended and restated declaration relating to each trust and in the Delaware Business Trust Act. Each declaration of trust, each indenture and each Sterling Bancshares guarantee will also incorporate by reference terms of the Trust Indenture Act. Each declaration of trust, each indenture and each Sterling Bancshares guarantee will be qualified under the Trust Indenture Act.

   The prospectus supplement relating to the trust preferred securities of a trust will provide further information concerning that trust.

   No separate financial statements of any trust are included in this prospectus. Sterling Bancshares considers such statements not to be material to holders of the trust preferred securities because no trust has any independent operations, and the sole purpose of each trust is investing the proceeds from the sale of its trust securities in subordinated debt securities of Sterling Bancshares. Sterling Bancshares does not expect that any of the trusts will be filing annual, quarterly or special reports with the SEC.

   The office of the Delaware trustee for each trust in the State of Delaware is 1011 Centre Road, Suite 200, Wilmington, Delaware 19805. The principal place of business of each trust is c/o Sterling Bancshares, Inc., 15000 Northwest Freeway, Houston, Texas 77040, and its telephone number is (713) 466-8300.

                              ACCOUNTING TREATMENT

   Each trust will be treated as a subsidiary of Sterling Bancshares for financial reporting purposes. Accordingly, Sterling Bancshares' consolidated financial statements will include the accounts of each trust. The trust preferred securities, along with other trust preferred securities that Sterling Bancshares guarantees on an equivalent basis, will be presented as a separate line item in Sterling Bancshares' consolidated balance sheets. Sterling Bancshares will record distributions that each trust pays on the trust preferred securities as an expense in its consolidated statement of income.

                                  RISK FACTORS

   Because the trusts will rely on the payments they receive on the junior subordinated debentures issued by Sterling Bancshares to fund all payments on the trust preferred securities, and because the trusts may distribute the junior subordinated debentures in exchange for the trust preferred securities, you are making an investment decision that relates to the junior subordinated debentures of Sterling Bancshares as well as the trust preferred securities of the trusts.

   You should carefully review the information in this base prospectus as well as the information contained in the prospectus supplement for a particular offering with respect to the risks involved in an investment in the trust preferred securities.

Our profitability depends significantly on local economic conditions.

   Our success depends primarily on the general economic conditions of the Houston metropolitan area. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers primarily in the Houston metropolitan area. Houston's local economic conditions have a significant impact on our commercial, real estate and construction loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions, such as inflation, recession, unemployment and other factors beyond our control will impact these local economic conditions and will negatively affect the financial results of our banking operations. In addition, since Houston remains largely dependent on the energy industry, a downturn in the energy industry and energy-related businesses could adversely affect our results of operations and financial condition.

We rely on an owner-operated business market.

   We target our business development and marketing strategy primarily to serve the banking and financial needs of owner-operated businesses with credit needs of up to $2 million. These owner-operated businesses represent a major sector of the Houston and national economies. If general economic conditions negatively impact this economic sector in the Houston metropolitan area, our results of operations and financial condition will be significantly affected.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

   Our loan customers may not repay their loans according to the terms of these loans and the collateral securing the payment of these loans may be insufficient to assure repayment. We may experience significant credit losses which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the size of the allowance, we rely on our experience and our evaluation of economic conditions. If our assumptions prove to be incorrect, our current allowance may not be sufficient to cover future loan losses and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Material additions to our allowance would materially decrease our net income.

   In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in our loan allowance as required by these regulatory agencies could have a negative effect on us.

Fluctuations in interest rates could reduce our profitability.

   We realize income primarily from the difference between interest earned on loans and investments and the interest paid on deposits and borrowings. We expect that we will periodically experience "gaps" in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to our position, this "gap" will work against us, and our earnings may be negatively affected.

   We are unable to predict fluctuations of market interest rates, which are affected by the following factors:

  .  inflation;

  .  recession;

  .  a rise in unemployment;

  .  tightening money supply; and

  . international disorder and instability in domestic and foreign financial markets.

   Our asset-liability management strategy, which is designed to control our risk from changes in market interest rates, may not be able to prevent changes in interest rates from having a material adverse effect on our results of operation and financial condition.

Competition with other financial institutions could adversely affect our profitability.

   We face vigorous competition from banks and other financial institutions, including savings and loan associations, savings banks, finance companies and credit unions. A number of these banks and other financial institutions have substantially greater resources and lending limits, larger branch systems and a wider array of banking services. To a limited extent, we also compete with other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies and insurance companies. This competition may reduce or limit our margins on banking services, reduce our market share and adversely affect our results of operations and financial condition.

We may not be able to maintain our historical growth rate which may adversely impact our results of operations and financial condition.

   To achieve our growth, we have completed various acquisitions and opened additional branches in the past few years. We may not be able to sustain our historical rate of growth or may not even be able to grow at all. We may not be able to obtain the financing necessary to fund additional growth and may not be able to find suitable candidates for acquisition. Various factors, such as economic conditions and competition, may impede or prohibit the opening of new branch offices. A significant decrease in our historical rate of growth may adversely impact our results of operation and financial condition.

We may be unable to complete acquisitions, and once complete, may not be able to integrate our acquisitions successfully.

   Our growth strategy is dependent on our ability to acquire other financial institutions. On October 23, 2000, we entered into a definitive agreement to acquire CaminoReal Bancshares, Inc., headquartered in San Antonio, Texas, and its subsidiary bank, CaminoReal Bank, National Association. We will complete the merger with CaminoReal Bancshares only if all of the closing conditions are met, including regulatory approval.

   We may not be able to complete this and any future acquisitions, and, if completed, we may not be able to successfully integrate the operations, management, products and services of the entities we acquire. Following each acquisition, we must expend substantial managerial, operating, financial and other resources to integrate these entities. In particular, we may be required to install and standardize adequate operational and control systems, deploy or modify equipment, implement marketing efforts in new as well as existing locations and employ and maintain qualified personnel. Our failure to successfully integrate the entities we acquire into our existing operations may adversely affect our financial condition and results of operations.

We operate in a highly regulated environment and may be adversely affected by changes in federal and local laws and regulations.

   We are subject to extensive regulation, supervision and examination by federal and state banking authorities. Any change in applicable regulations or federal or state legislation could have a substantial impact on us and our subsidiary Sterling Bank and its operations. Additional legislation and regulations may be enacted or adopted in the future that could significantly affect our powers, authority and operations, which could have a material adverse effect on our financial condition and results of operations. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of regulatory power may have negative impact on us.

   RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

   The following table sets forth Sterling Bancshares' consolidated ratios of earnings to combined fixed charges and preferred stock dividend requirements for the periods shown:

                                 Nine Months
                                    Ended         Years Ended December 31,
                                September 30, --------------------------------
                                    2000      1999   1998   1997   1996  1995
                                ------------- ----- ------ ------ ------ -----
Earnings to Combined Fixed
 Charges and
Preferred Stock Dividend
 Requirements
 Including interest on
  deposits.....................     1.64x     1.87x  1.83x  1.75x  1.78x 1.77x
 Excluding interest on
  deposits.....................     2.81x     6.07x 18.54x 16.19x 16.60x 7.57x

   For purposes of computing the ratios of earnings to combined fixed charges, earnings represent net income plus applicable income taxes and fixed charges. Fixed charges include gross interest expense, other than interest on deposits in one case and inclusive of such interest in the other, and the proportion deemed representative of the interest factor of rent expense, net of income from subleases.

                                USE OF PROCEEDS

   Each trust will use all the proceeds of the sale of the trust common securities and the trust preferred securities to acquire junior subordinated debentures from Sterling Bancshares. We intend to use the net proceeds from the sale of the junior subordinated debentures to the trusts for general corporate purposes unless otherwise indicated in the prospectus supplement. Our general corporate purposes may include financing our growth through acquisitions. The precise amounts and the timing of our use of the net proceeds will depend upon our need to finance future acquisitions and the availability of other funds. Until we use the net proceeds for general corporate purposes, we will use the net proceeds to reduce our short-term indebtedness or for temporary investments.

                           REGULATION AND SUPERVISION

   As a bank holding company, we are subject to inspection, examination and supervision by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. In addition, Texas state law authorizes the Texas Department of Banking to supervise and regulate us since we control a Texas-chartered banking association. Our activities, as well as the activities of any entities which we control or of which we own 5% or more of the voting securities are limited under the Bank Holding Company Act to banking, management and control of banks, furnishing or performing services for our subsidiaries or other activities which the Federal Reserve Board determines to be incidental or closely related to banking or managing or controlling banks. The Gramm-Leach-Bliley Act, effective in 2000, granted certain expanded powers to bank holding companies.

   Sterling Bank, our banking subsidiary, is a Texas-chartered banking association and its deposits are insured by the Federal Deposit Insurance Corporation. Therefore, Sterling Bank is also subject to inspection, examination and supervision of the Texas Department of Banking and the FDIC. Sterling Bank is a member of the Federal Home Loan Bank and is subject to compliance with its requirements. The Federal Reserve Board also has supervisory authority that directly affects Sterling Bank.

   Because we are a holding company, our rights and the rights of our creditors, including the trusts, as the holders of the junior subordinated debentures, to participate in the assets of Sterling Bank and any of our subsidiaries upon the liquidation or reorganization of Sterling Bank or our other subsidiary will be subject to the prior claims of the subsidiary's creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

   Dividends paid by Sterling Bank are our primary source of cash flow. The ability of Sterling Bank to make such dividend payments, loans or other advances to us are restricted by federal and state statutes and regulations. Under applicable federal law, Sterling Bank may not pay a dividend to us if it would cause Sterling Bank to fail to meet applicable capital adequacy requirements, resulting in an "undercapitalized" situation. In addition, there are various statutory and regulatory limitations on the extent to which Sterling Bank can finance or otherwise transfer funds to us or to our nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Furthermore, any permitted loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices.

   Under the policy of the Federal Reserve Board, we are expected to act as a source of financial strength to Sterling Bank and to commit resources to support the bank in circumstances where we might not do so absent such policy. Further, the Crime Control Act of 1990 amended the federal bankruptcy laws to provide that in the event of our bankruptcy any commitment by us to our regulators to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

   For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries, and specific information relevant to us, please read our Annual Report on Form 10-K for the year ended December 31, 1999 and any other subsequent reports filed by us with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the deposit insurance funds that insure deposits of banks, rather than for the protection of security holders. A change in the statutes, regulations or regulatory policies applicable to us or our subsidiaries may have a material effect on our business.

Recent Legislation

   Under the Gramm-Leach-Bliley Act, bank holding companies may also elect to become financial holding companies if they meet certain requirements relating to capitalization and management and have filed a declaration with the Federal Reserve Board electing to be a financial holding company. Bank holding companies that elect to become financial holding companies remain subject to all rules and regulations of bank holding companies discussed above. However, financial holding companies can expand into a wide variety of financial services, including securities activities, insurance, and merchant banking without the prior approval of the Federal Reserve Board. Banks are also authorized by the Gramm-Leach-Bliley Act to engage, through "financial subsidiaries," in certain activities that are permissible for a financial holding company and other activities that its applicable regulators deem to be "financial in nature" or incidental to any such financial activity.

   Sterling Bancshares has not filed an election to be a financial holding company. At this time, we are unable to predict what impact the Gramm-Leach-Bliley Act may have on our future financial condition and operations.

Future Legislation

   Changes in the applicable laws and regulations can effect the operating environment of bank holding companies and their subsidiaries in substantial and unpredictable ways. We cannot accurately predict whether legislation will ultimately be enacted, and, if enacted, the ultimate effect that it, or implementing regulations, would have upon our consolidated financial condition or results of operations.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

   Each trust may issue only one series of trust preferred securities. The declaration of trust of each trust will authorize the administrative trustees to issue the trust preferred securities of that trust on behalf of that trust. For additional information you should refer to the applicable declaration of trust, as amended in connection with the issuance of the trust preferred securities. The form of declaration of trust is an exhibit to the registration statement, of which this prospectus is a part.

   The prospectus supplement for a particular series of trust preferred securities being offered will disclose the specific terms related to the offering, including the price or prices at which the trust preferred securities to be offered will be issued. Those terms will include some or all of the following:

  .  the title of the series of trust preferred securities;

  . the number and initial offering price of trust preferred securities issued by the trust;

  . the annual distribution rate (or method of determining such rate) for trust preferred securities issued by the trust and the date or dates upon which the distributions are payable;

  . the date or dates or method of determining the date or dates from which distributions on trust preferred securities will be cumulative;

  . the amount or amounts that will be paid out of the assets of the trust to the holders of trust preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the trust;

  . the obligation, if any, of the trust to purchase or redeem the trust preferred securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, trust preferred securities will be purchased or redeemed, in whole or in part, pursuant to that obligation;

  . the voting rights, if any, of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, as a condition to specified action or amendments to the declaration of the trust;

  . the terms and conditions, if any, upon which the junior subordinated debentures owned by the trust may be distributed to holders of trust preferred securities;

  . the terms and conditions, if any, upon which the trust preferred securities may be converted into debt securities of Sterling Bancshares;

  . if applicable, any securities exchange upon which the trust preferred securities will be listed; and

  . any other relevant rights, preferences, privileges, limitations or restrictions of the trust preferred securities not inconsistent with the declaration of the trust or with applicable law.

   Sterling Bancshares will guarantee all trust preferred securities offered to the limited extent described below under "Description of the Trust Guarantees."

   We will describe in the applicable prospectus supplement any United States federal income tax considerations applicable to an offering of trust preferred securities.

               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

   Sterling Bancshares may issue junior subordinated debentures from time to time in one or more series under an indenture between Sterling Bancshares and Bankers Trust Company, as indenture trustee, as supplemented by a supplemental indenture or a resolution of our board of directors or a special committee appointed by the board of directors. The terms of the junior subordinated debentures will include those stated in the indenture as supplemented and those made part of the indenture by reference to the Trust Indenture Act.

   Below is a summary of the general terms of the junior subordinated debentures in which the trusts will invest the proceeds from the issuance and sale of the trust preferred securities and trust common securities. We will describe the particular terms of the junior subordinated debentures in the prospectus supplement relating to the particular trust preferred securities that we will offer in that prospectus supplement. For additional information you should refer to the indenture and any applicable indenture supplement. The forms of indenture and supplemental indenture are filed as exhibits to the registration statement which contains this prospectus.

General

   The junior subordinated debentures will be issued as unsecured debt of Sterling Bancshares. The junior subordinated debentures will be fully subordinated to all of our senior indebtedness. The specific terms of the subordination will be as described in the prospectus supplement relating to the particular trust preferred securities being offered. The indenture does not limit the aggregate principal amount of junior subordinated debentures which may be issued and provides that the junior subordinated debentures may be issued from time to time in one or more series.

   The prospectus supplement relating to the particular series of trust preferred securities being offered will also describe the terms of the related junior subordinated debentures, which may include:


  .  the designation of the junior subordinated debentures;

  .  the aggregate principal amount of the junior subordinated debentures;

  . the percentage of their principal amount at which the junior subordinated debentures will be issued and any payments due if their maturity is accelerated;

  . the date or dates on which the junior subordinated debentures will mature and the right, if any, to shorten or extend the maturity date or dates;

  . the rate or rates, if any, per annum, at which the junior subordinated debentures will bear interest, or the method of determination of the interest rate or rates;

  . the date or dates from which interest will accrue and the interest payment and record dates;

  . the right, if any, to extend the interest payment periods and the duration of that extension;

  .  provisions, if any, for a sinking purchase or other similar fund;

  .  any provisions for redemption; and

  .  any other specific terms of the junior subordinated debentures.

Additional Interest

   If, at any time a trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes, imposed by the United States, or any other taxing authority, then we will be required to pay additional interest on the junior subordinated debentures. The amount of any additional interest will be an amount sufficient so that the net amounts received and retained by the trust after paying any such taxes, duties, assessments or other governmental charges will not be less than the amounts that the trust would have received had no such taxes, duties, assessments or other governmental charges been imposed. This means that the trust will be in the same position it would have been in if it did not have to pay those taxes, duties, assessments or other charges.

Form, Exchange, Registration, Transfer and Payment

   If the junior subordinated debentures are distributed to the holders of the trust preferred securities and the trust common securities, the junior subordinated debentures may be represented by one or more global certificates registered in the name of Cede & Co. as the nominee of Depository Trust Company. The depositary arrangements for such junior subordinated debentures are expected to be substantially similar to those in effect for the trust preferred securities and will be more fully described in the applicable prospectus supplement.

   We will pay or deliver principal and any premium and interest in the manner, at the places and subject to the restrictions set forth in the indenture and applicable indenture supplement and prospectus supplement. At our option, we may pay any interest by check mailed to the holders of registered junior subordinated debentures at their registered address.

Subordination

   The junior subordinated debentures will be unsecured and will be subordinated and junior in right of payment to all senior indebtedness of Sterling Bancshares to the extent described in the applicable prospectus supplement. The junior subordinated debentures purchased by each trust will be of equal priority to the junior subordinated debentures purchased by the other trust.

Certain Covenants of Sterling Bancshares

   If junior subordinated debentures are issued to a trust or a trustee of a trust in connection with the issuance of the trust preferred securities by a trust and:

  .  an event of default has occurred and is continuing;

  . we are in default with respect to our payment of any obligations under the trust guarantee; or

  . we have given notice of our election to defer payments of interest on the junior subordinated debentures by extending the interest payment period and that period, or any extension of that period, is continuing;

   then
  . we will not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of our capital stock other than:

    . dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our common stock,

    . any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant to such plan,

    . as a result of a reclassification of any class or series of our capital stock solely into another class or series of our capital stock,

    . the purchase of fractional shares of our capital stock resulting from such a reclassification or pursuant to the conversion or exchange provisions of such capital stock or any security convertible or exchangeable into shares of our capital stock, and

    . purchases of common stock related to the issuance of common stock or rights under any of our benefit plans for our directors, officers or employees or any of our dividend reinvestment plans;

  . we will not make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities (including other debentures) that rank equal with or junior in right of payment to the junior subordinated debentures; or

  . make any payments with respect to any guarantee (other than payments under the preferred securities guarantee) made by us of the debt securities of any of our subsidiaries (including under other guarantees issued in connection with trust preferred securities issued by another trust) if the guarantee ranks equal or junior in right of payment to the junior subordinated debentures.

So long as the trust preferred securities remain outstanding, we also will covenant:

  . to maintain 100% direct or indirect ownership of the trust common securities, provided, however, that any permitted successor to us under the indenture may succeed to our ownership of the trust common securities;

  . not to voluntarily terminate, wind-up or liquidate the trust except with the prior approval of the Federal Reserve if required under applicable capital guidelines except in connection with the distribution of the junior subordinated debentures to holders of the trust securities in liquidation of the trust or in connection with certain mergers or consolidations permitted by the declaration of trust;

  .  to use our reasonable efforts to cause the trust:


    . to remain a business trust, except in connection with the distribution of junior subordinated debentures to the holders of trust securities in liquidation of the trust, the redemption of all the trust securities, or certain mergers or consolidations, each as permitted by the declaration of trust, and
    . to otherwise continue to be classified as a grantor trust for United States federal income tax purposes; and

  . to use our reasonable efforts to cause each holder of trust preferred securities to be treated as owning an undivided beneficial interest in the junior subordinated debentures.

Limitation on Mergers and Sales of Assets

   The indenture will provide that we may not consolidate with, or merge into, any other corporation or convey or transfer our properties and assets substantially as an entirety unless:


  . we are the surviving entity or the successor entity is organized in the United States and expressly assumes our obligations under the indenture; and

  . after giving effect to the transaction, no event of default and no event which, after notice or lapse of time, or both, would become an event of default, has occurred and is continuing under the indenture.

   The covenants contained in the indenture would not necessarily afford protection to holders of the junior subordinated debentures in the event of a decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

Events of Default, Waiver and Notice

   The indenture will provide that the following are events of default relating to the junior subordinated debentures:

  . our failure for 30 days to pay any interest on the junior subordinated debentures or any other debentures when due (subject to the deferral of any due date in the case of an extension period); or

  . our failure to pay any principal or premium, if any, on the junior subordinated debentures or any other debentures when due whether at maturity, upon prepayment or redemption, by declaration of acceleration of maturity or otherwise; or

  . our failure to observe or perform in any material respect certain other covenants and warranties contained in the indenture or applicable supplemental indenture for 90 days after written notice to us from the indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of junior subordinated debentures; or

  .  our bankruptcy, insolvency, reorganization or dissolution.

   The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of any or all series affected generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee under the indenture, so long as the holders of the junior subordinated debentures of any or all series affected have offered to the indenture trustee satisfactory indemnity against expenses and liabilities.

   If an indenture event of default occurs and is continuing, either the indenture trustee or the holders of not less than 25% in aggregate principal amount of the junior subordinated debentures of that series then outstanding may declare the principal of all junior subordinated debentures of that series to be due and payable immediately.

   The holders of a majority in aggregate outstanding principal amount of the affected series of junior subordinated debentures may annul the acceleration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due other than by acceleration has been deposited with the debenture trustee. If the junior subordinated debentures are held by the indenture trustee, any waiver or rescission is not effective until the holders of a majority in aggregate liquidation amount of the trust securities issued by the trust have consented to the waiver and rescission.

   The indenture requires the annual filing by us with the indenture trustee of a certificate as to the absence of certain defaults under the indenture.

   The indenture trustee may withhold notice of any event of default from the holders of the junior subordinated debentures, except in the payment of principal, interest or premium, if the trustee considers it in the interest of those holders to do so.

Distribution of the Junior Subordinated Debentures

   Under circumstances involving the dissolution of a trust, provided that any required regulatory approval is obtained, junior subordinated debentures may be distributed to the holders of the trust preferred securities in liquidation of that trust.

   If the junior subordinated debentures are distributed to the holders of the trust preferred securities, we will use our best efforts to have the junior subordinated debentures authorized for quotation on the Nasdaq Stock Market or on such other national securities exchange or similar organization on which the trust preferred securities are then listed or quoted.

Modification of the Indenture

   From time to time we and the indenture trustee may, without the consent of the holders of junior subordinated debentures, amend, waive or supplement the indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interest of the holders of junior subordinated debentures) and qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act. The indenture contains provisions permitting us and the indenture trustee, with the consent of the holders of a majority in principal amount of the series of affected junior subordinated debentures, to modify the indenture in a manner affecting the rights of the holders of junior subordinated debentures. However, no such modification may, without the consent of the holders of each outstanding junior subordinated debenture of the series so affected:

  . change the stated maturity date or modify any of the terms of payment of the junior subordinated debentures except pursuant to our right under the indenture to defer the payment of interest;

  . reduce the percentage of principal amount of junior subordinated debentures, the holders of which are required to consent to any supplemental indenture; or

  . otherwise materially impair or affect the interest of any holders of junior subordinated debentures or the trust preferred securities.

Satisfaction and Discharge

   The indenture provides that when all junior subordinated debentures not previously delivered to the indenture trustee for cancellation:

  . have become due and payable, or will become due and payable at maturity or called for prepayment within one year, and

  . we deposit or cause to be deposited with the indenture trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the outstanding junior subordinated debentures, including principal, and interest up to the prepayment date or the stated maturity date, then the indenture will cease to be of further effect (except as to our obligations to pay all other sums due pursuant to the indenture and to provide the officers' certificates and opinions of counsel described therein), and we will be deemed to have satisfied and discharged the indenture.

Governing Law

   The indenture and the junior subordinated debentures will be governed by, and construed in accordance with, the internal laws of the State of New York.

Information Concerning the Indenture Trustee

   Following the qualification of the indenture under the Trust Indenture Act, the indenture trustee will have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust

Indenture Act. Subject to such provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of junior subordinated debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured.

                      DESCRIPTION OF THE TRUST GUARANTEES

   Set forth below is a summary of information concerning the trust guarantees which we will execute and deliver in connection with a particular offering for the benefit of the holders of trust preferred securities. Each trust guarantee will be qualified as an indenture under the Trust Indenture Act. Bankers Trust Company will act as the guarantee trustee for purposes of the Trust Indenture Act. The terms of each trust guarantee will be those described in the trust guarantee and those made part of the trust guarantee by the Trust Indenture Act. The form of trust guarantee is filed as an exhibit to the registration statement which contains this prospectus. Each trust guarantee will be held by the guarantee trustee for the benefit of the holders of the trust preferred securities of the applicable trust.

General

   Under each trust guarantee, we will irrevocably and unconditionally agree, to the extent set forth in each trust guarantee, to pay the trust guarantee payments described below in full on a subordinated basis to the holders of the trust preferred securities, if they are not paid by or on behalf of the applicable trust when they are due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert, without duplication:

  . any accumulated and unpaid distributions required to be paid on the trust preferred securities, but only to the extent the trust has funds legally available for those distributions;

  . the redemption price for any trust preferred securities that the trust calls for redemption, including all accumulated and unpaid distributions to the redemption date, but only to the extent the trust has funds legally available for the redemption payment, and

  . upon dissolution, winding-up or termination of the trust, other than in connection with the distribution of junior subordinated debentures to the holders of trust preferred securities or the redemption of all of the trust preferred securities of the trust, the lesser of:

    . the sum of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities of the trust to the date of payment, to the extent the trust has funds legally available for the payment; or

    . the amount of assets of the trust remaining available for distribution to holders of the trust preferred securities in liquidation of the trust.

   The redemption price and liquidation amount will be fixed at the time the trust preferred securities are issued.

   We may satisfy our obligation to make a guarantee payment by making that payment directly to the holders of the related trust preferred securities or by causing the applicable trust to pay those amounts to the holders.

   Each trust guarantee will be a full and unconditional guarantee, on a subordinated basis, with respect to the applicable trust preferred securities, but will not apply to any payment of distributions when the applicable trust does not have funds legally and immediately available for those payments. If we do not make interest payments on the junior subordinated debentures purchased by a trust, the trust will not make the related payments on its trust preferred securities.

   The trust guarantees, when taken together with our obligations under the junior subordinated debentures, the indentures and the declarations, including our obligations to pay costs, expenses, debts and liabilities of the trusts, other than those relating to trust preferred securities, will provide a full and unconditional guarantee on a subordinated basis by us of payments due on the trust preferred securities.

   We have also agreed separately to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the trust common securities to the same extent as the trust guarantees, except that upon an event of default under the indenture, holders of trust preferred securities will have priority over holders of trust common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Certain Covenants of Sterling Bancshares

   In each trust guarantee, we will covenant that, so long as any trust preferred securities remain outstanding, if any event occurs that would constitute an event of default under the trust guarantee or the indenture of the trust, or if we have exercised our option to defer interest payments on the junior subordinated debentures by extending the interest payment period and that period or extension of that period is continuing, then:

  . we will not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of our capital stock other than:

    . dividends or distributions in shares of, or options, warrants, rights to subscribe for or purchase shares of, our common stock;

    . any declaration of a dividend in connection with the implementation of a stockholder's rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any rights pursuant to such plan;

    . as a result of a reclassification of any class or series of our capital stock solely into another class or series of our capital stock;

    . the purchase of fractional interests in shares of our capital stock resulting from such a reclassification or pursuant to the conversion or exchange provisions of such capital stock or any security convertible or exchangeable into shares of our capital stock; and

    . purchases of common stock related to the issuance of common stock or rights under any of our benefit plans for our directors, officers or employees or any of our dividend reinvestment plans; and

  . we will not make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities (including other debentures) that rank equal with or junior in right of payment to the junior subordinated debentures; and

  . we will not make any guarantee payments with respect to any guarantee (other than payments under such trust guarantees) made by us of the debt securities of any of our subsidiaries (including other guarantees issued in connection with the trust preferred securities issued by another trust) if the guarantee ranks equal or junior in right of payment to the junior subordinated debentures.

Modification of the Trust Guarantees; Assignment

   Except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities, in which case no consent will be required, the trust guarantees may be amended only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the outstanding trust preferred securities. All guarantees and agreements contained in the trust guarantees will bind our successors, assigns, receivers, trustees and representatives and will be for the benefit of the holders of the trust preferred securities then outstanding.

Termination

   Each trust guarantee will terminate upon the first to occur of:

  .  full payment of the redemption price of all trust preferred securities,

  . upon liquidation of the trust and the distribution of the junior subordinated debentures to the holders of the trust securities, or

  . upon liquidation of the trust and the full payment of the amounts payable to the holders of the trust securities in accordance with the declaration.

   Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must restore payment of any sums paid under the trust preferred securities or the trust preferred securities guarantee.

Events of Default

   An event of default under a trust guarantee will occur upon our failure to perform any of our payment or other obligations under the trust guarantee.

   The holders of a majority in liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the trust guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the trust guarantee. Any holder of trust preferred securities may institute a legal proceeding directly against us to enforce the guarantee trustee's rights and our obligations under the trust guarantee, without first instituting a legal proceeding against the relevant trust, the guarantee trustee or any other person or entity.

Ranking of the Trust Guarantees

   The trust guarantees will constitute our unsecured obligations and will rank:

  . subordinate and junior in right of payment to all of our senior debt to the same extent and in the same manner as the junior subordinated debentures;

  . equally with the junior subordinated debentures and other trust guarantees we may issue, including the junior subordinated debentures and the trust guarantee we issued in connection with the 9.28% Cumulative Trust Preferred Securities issued by Sterling Bancshares Capital Trust I on June 6, 1997; and

  .  senior to our capital stock.

   The terms of the trust preferred securities provide that each holder of trust preferred securities by acceptance of those securities agrees to the subordination provisions and other terms of the preferred securities guarantee.

   The trust guarantees will constitute a guarantee of payment and not of collection. This means that the guaranteed party may directly sue the guarantor to enforce its rights under the guarantee without suing any other person or entity.

Information Concerning the Guarantee Trustee

   Prior to the occurrence of a default relating to a trust guarantee, the guarantee trustee undertakes to perform only those duties as are specifically set forth in the trust guarantee. After default, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to these provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by a trust guarantee at the request of any holder of trust preferred securities, unless offered indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred thereby.

   We and some of our affiliates may, from time to time, maintain accounts and other banking relationships with the guarantee trustee and its affiliates in the ordinary course of business.

Governing Law

   The trust guarantees will be governed by and construed in accordance with the internal laws of the State of New York.

               RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
          THE JUNIOR SUBORDINATED DEBENTURES AND THE TRUST GUARANTEES

   A trust guarantee covers the payment of distributions and other payments on the trust preferred securities only if and to the extent that we have made a payment of interest or principal or other payments on the junior subordinated debentures. A trust guarantee, when taken together with our obligations under the junior subordinated debentures, the indenture, and the declaration of trust, will provide a full, irrevocable and unconditional guarantee of distributions, redemption payments and liquidation payments on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each of the trust's obligations under its trust preferred securities.

Sufficiency of Payments

   As long as we make payments of interest and other payments when due on the junior subordinated debentures purchased by a trust, those payments will be sufficient to cover the distributions and other payments due on the trust preferred securities issued by that trust, primarily because:

  . the aggregate principal amount of junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the trust preferred securities and trust common securities;

  . the interest rate and the interest and other payment dates on the junior subordinated debentures will match the distribution rate and distribution and other payment dates for the trust preferred securities;

  . we will pay, and the trusts will not be obligated to pay, directly or indirectly, all costs, expenses, debts and obligations of the trusts, other than the trusts' obligations to holders of its trust preferred securities under the terms of such trust preferred securities; and

  . the declaration of trust of each trust prohibits the trust from engaging in any activity that is not consistent with the limited purposes of the trusts.

   We irrevocably guarantee payments of distributions, to the extent there are available funds, and other payments due on the trust preferred securities, to the extent there are legally available funds held by the trust, as described under "Description of Trust Guarantees" in this prospectus. If we do not make interest payments on the junior subordinated debentures, the trust will not have sufficient funds to pay distributions on the trust preferred securities. Each trust guarantee is a subordinated guarantee in relation to the trust preferred securities. The trust guarantee does not apply to any payment of distributions unless the trust has sufficient funds available for the payment of those distributions.

Enforcement Rights of Holders of Trust Preferred Securities

   If we fail to make interest or other payments on the junior subordinated debentures when due, taking account of any extension period, the declaration allows the holders of the trust preferred securities to direct the property trustee to enforce its rights under the junior subordinated debentures. If the property trustee fails to enforce these rights, any holder of trust preferred securities may directly sue us to enforce these rights without first suing the property trustee or any other person or entity.

   A holder of trust preferred securities may institute a direct legal action against us if a declaration event of default has occurred and is continuing and that event is attributable to our failure to pay interest or principal on the junior subordinated debentures on the date the interest or principal is otherwise payable. A direct action may be brought without first (1) directing the property trustee to enforce the terms of the junior subordinated debentures or (2) suing us to enforce the property trustee's rights under the junior subordinated debentures. In connection with that direct action, we will be subrogated to the rights of the holder of trust preferred securities under the declaration to the extent of any payment made by us to that holder of trust preferred securities. Consequently, we will be entitled to payment of amounts that a holder of trust preferred securities receives in respect of an unpaid distribution to the extent that the holder receives or has already received full payment relating to that unpaid distribution from a trust.

Limited Purpose of Trusts

   The trust preferred securities of a trust evidence a beneficial interest in the trust. The trust exists for the sole purpose of issuing the trust preferred securities and trust common securities and investing the proceeds from this issuance in junior subordinated debentures. A principal difference between the rights of a holder of trust preferred securities and a holder of junior subordinated debentures is that a holder of junior subordinated debentures is entitled to receive from us the principal amount of and interest accrued on the junior subordinated debentures held, while a holder of trust preferred securities is entitled to receive distributions from a trust, or from us under the trust preferred securities guarantee, if and to the extent the trust has funds available for the payment of such distributions.

   Upon any voluntary or involuntary termination, winding-up or liquidation of a trust involving the liquidation of the junior subordinated debentures, the holders of the trust preferred securities of the trust will be entitled to receive, out of assets held by the trust and after satisfaction of liabilities to creditors of the trust as provided by applicable law, the liquidation distribution in cash. Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee of a trust, as holder of the junior subordinated debentures of the trust, would be our subordinated creditor, subordinated in right of payment to all of our senior debt, but entitled to receive payment in full of principal and interest, before any of our stockholders receive payments or distributions. Since we are the guarantor under the trust guarantees and we have agreed to pay for all costs, expenses and liabilities of the trusts other than the trusts' obligations to the holders of the trust preferred securities, the positions of a holder of trust preferred securities and a holder of junior subordinated debentures relative to other creditors and to our shareholders in the event of our liquidation or bankruptcy would be substantially the same.

                          DESCRIPTION OF CAPITAL STOCK

   The following description is a summary of the material terms of our common stock and our preferred stock, including the series of preferred stock currently outstanding. For a more detailed description, please read our Restated and Amended Articles of Incorporation, a copy of which is filed as an exhibit to the registration statement to which this prospectus is a part.

General

   We are authorized to issue up to 50,000,000 shares of common stock and up to 1,000,000 shares of preferred stock. As of February 5, 2001, 26,269,949 shares of common stock, 1,000 shares of Series F Convertible Preferred Stock and 39,000 shares of Series H Convertible Preferred Stock were issued and outstanding.

Common Stock

   The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of shares of common stock are not entitled to cumulative voting rights in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends which are declared by our board of directors out of funds legally available for such a purpose. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences, if any, on any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The common stock is not redeemable. All of the outstanding shares of our common stock are fully paid and nonassessable.

   The transfer agent and registrar for our common stock is Computershare Investor Services, LLC.

Preferred Stock

   Our board of directors, without any further action by our shareholders but subject to limits contained in our charter, is authorized to issue up to 1,000,000 shares of preferred stock, in one or more series. The board may fix by resolution the terms of a series of preferred stock, such as:

  .  dividend rates and preference of dividends, if any,

  .  conversion rights,

  .  voting rights,

  .  terms of redemption and liquidation preferences, and

  .  the number of shares constituting each such series.

   Holders of preferred stock have no right or power to vote on any matter except as otherwise as required by law in which case they are entitled to one vote for each share of preferred stock held.

   Upon our dissolution, liquidation or winding up, the holders of shares of preferred stock are entitled to receive out of our assets an amount per share equal to the respective liquidation preference before any payment or distribution is made on our common stock or any other class of capital stock that ranks junior to the particular series of preferred stock. All outstanding series of preferred stock rank equal. If our assets available for distribution upon our dissolution, liquidation or winding up are insufficient to pay in full the liquidation preference payable to the holders of shares of all series of preferred stock, distributions are to be made proportionately on all outstanding shares of preferred stock.

Series F Convertible Preferred Stock and Series H Convertible Preferred Stock

   The holders of the Series F and the Series H Convertible Preferred Stock are entitled to receive cash dividends at the same rate and on the same terms as may be declared and paid on the common stock from time to time out of funds legally available for such purpose.

   We may redeem the Series F Convertible Preferred Stock and the Series H Convertible Preferred Stock, in whole, at our option at a per share purchase price of $16.88 and $9.875, respectively. If we elect to redeem either the Series F Convertible Preferred Stock or the Series H Convertible Preferred Stock, holders of the outstanding shares of each series have the right to require us instead to convert each share into 1.25 shares of common stock.

   The currently outstanding 1,000 shares of Series F Convertible Preferred Stock will automatically convert into 1,000 shares of common stock on May 18, 2001.

   Shares of Series H Convertible Preferred Stock will convert into common stock when the bank location for which the Series H Convertible Preferred Stock was issued achieves specified performance goals. The conversion ratio ranges from 1.25 shares of common stock if the performance goals are met prior to April 3, 2002, to 1.1 shares of common stock if the performance goals are met prior to April 3, 2003. After April 3, 2003, each share of Series H Convertible Preferred Stock will automatically convert into one share of common stock.

                              PLAN OF DISTRIBUTION

   The trusts or we may sell the trust preferred securities:

  .  through underwriters or dealers,

  .  directly to one or a limited number of institutional purchasers; or

  .  through agents.

   The applicable prospectus supplement will set forth the terms of the offering of any trust preferred securities, including the name or names of any underwriters, dealers or agents, the price of the trust preferred securities and the net proceeds to us from such sale, any underwriting commissions or other items constituting underwriters' compensation.

   If underwriters are used in the sale, the trust preferred securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The trust preferred securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters or agents to purchase the trust preferred securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the trust preferred securities if any are purchased. Any initial public offering price and any underwriting commissions or other items constituting underwriters' compensation may be changed from time to time.

   If we use a dealer in the sale of any trust preferred securities, we will sell those trust preferred securities to the dealer, as principal. The dealer may then resell the trust preferred securities to the public at varying prices to be determined by the dealer at the time of resale.

   We may sell trust preferred securities directly to one or more institutional purchasers, or through agents at a fixed price or prices, which may be changed, or at varying prices determined at time of sale. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best effort basis for the period of its appointment.

   If an applicable prospectus supplement so indicates, we will authorize agents, underwriters or dealers to solicit offers by specified institutions to purchase trust preferred securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the contracts.

   Under agreements entered into with us, agents and underwriters who participate in the distribution of the trust preferred securities may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

                                 LEGAL OPINIONS

   The validity of the junior subordinated debentures and the trust guarantees will be passed upon for us by Andrews & Kurth L.L.P., Houston, Texas. The validity of the trust preferred securities will be passed upon for the trusts by Andrews & Kurth L.L.P., special counsel to the trusts. If the securities are being distributed in an underwritten offering, related legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

                                    EXPERTS

   The consolidated financial statements of Sterling Bancshares, Inc. incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is so incorporated by reference in this registration statement and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

   The estimated expenses paid by Sterling Bancshares in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, are as follows:

Securities and Exchange Commission Registration Fee................... $ 15,000
Legal Fees and Expenses............................................... $100,000
Accountants' Fees and Expenses........................................ $ 15,000
Trustee's Fees and Expenses........................................... $ 21,000
Printing and Engraving Expenses....................................... $200,000
State Qualification Expenses (including legal fees)................... $  4,000
Miscellaneous......................................................... $ 20,000
  Total............................................................... $375,000
                                                                       ========

ITEM 15. Indemnification of Directors and Officers of Sterling Bancshares Corporation.

   Sterling Bancshares' Articles of Incorporation provide that its directors and officers may be indemnified against any costs and expenses, including counsel fees, actually and necessarily incurred (or reasonably expected to be incurred) in connection with the defense of any civil, criminal, administrative or other claim, action, suit or proceedings (whether by or in the right of Sterling Bancshares or otherwise) in which he may become involved or with which he may be threatened, by reason of his being or having been such a director or officer, and against any payments in settlement of any such claim, action, suit or proceeding or in satisfaction of any related judgment, fine or penalty, provided that the Board of Directors of Sterling Bancshares shall, in the exercise of its business judgment, determine that such indemnification is in the best interest of Sterling Bancshares.

   Sterling Bancshares' Bylaws provide for indemnification of directors and officers to the full extent permitted by law. In the case of a derivative or other action by or in the right of Sterling Bancshares where a director is found liable, indemnity is predicated on the determination that indemnification is nevertheless appropriate, by majority vote of a committee of disinterested directors or by independent legal counsel.

   Under the Texas Business Corporation Act (the "TBCA"), directors, officers, employees or agents are entitled to indemnification against expenses (including attorneys' fees) whenever they successfully defend legal proceedings brought against them by reason of the fact that they hold such a position with the corporation. In addition, with respect to actions not brought by or in the right of the corporation, indemnification is permitted under the TBCA for expenses (including attorneys' fees), judgments, fines, penalties and reasonable settlement, if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to criminal proceedings he or she had no reasonable cause to believe that his or her conduct was unlawful. With respect to actions brought by or in the right of the corporation, indemnification is permitted under the TBCA for expenses (including attorneys' fees) and reasonable settlements, if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders; provided, indemnification is not permitted if the person is found.

Indemnification of Trustees of Sterling Bancshares Capital Trust II and Sterling Bancshares Capital Trust III
   The declaration of each trust, as amended and restated in connection with any offer and sale of trust preferred securities, will provide that no administrative trustee, or affiliate of any administrative trustee, or officer, director, shareholder, member, partner, employee, representative or agent of any administrative trustee or any officer, employee or agent of the trust or its affiliates (each an indemnified person) shall be liable, responsible or accountable in damages or otherwise to the trust or any officer, director, shareholder, partner, member, representative, employee or agent of the trust, its affiliates or any holder of the trust securities for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such indemnified person in good faith on behalf of the trust and in a manner such indemnified person reasonably believed to be within the scope of the authority conferred on such indemnified person by such declaration, as amended, or by law, except that an indemnified person shall be liable for any such loss, damage or claim incurred by reason of such indemnified person's gross negligence or willful misconduct with respect to such act or omission.

   The declaration will also provide that to the fullest extent permitted by applicable law, Sterling Bancshares shall indemnify and hold harmless each indemnified person from and against any loss, damage or claim incurred by such indemnified person by reason of any act or omission performed or omitted by such indemnified person in good faith on behalf of the trust and in a manner such indemnified person reasonably believed to be in or not opposed to the best interests of the trust, except that no indemnified person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such indemnified person if such indemnified person shall have been adjudged to be liable to the trust unless and only to the extent the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine such indemnified person is fairly and reasonably entitled to indemnity for such expenses as any such court shall determine proper.

   The declaration will further provide that, to the fullest extent permitted by applicable law, and except as otherwise limited therein, expenses (including legal fees) incurred by an indemnified person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by Sterling Bancshares prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall be determined that the indemnified person is not entitled to be indemnified for the underlying cause of action as authorized by such declaration.

Item 16. List of Exhibits.

 Exhibit Description
 ------- -----------
   *1.1  Form of Underwriting Agreement.
  **3.1  Restated and Amended Articles of Incorporation of Sterling Bancshares.
    3.2  Restated Bylaws of Sterling Bancshares (incorporated herein by reference to Exhibit 4.2 to the Company's Registration Statement on
         Form S-8 effective November 25, 1996 (File No. 333-16719)).
  **4.1  Certificate of Trust of Sterling Bancshares Capital Trust II.
  **4.2  Declaration of Trust of Sterling Bancshares Capital Trust II.
  **4.3  Certificate of Trust of Sterling Bancshares Capital Trust III.
  **4.4  Declaration of Trust of Sterling Bancshares Capital Trust III.
  **4.5  Form of Trust Preferred Securities Guarantee to be issued by Sterling
         Bancshares (Agreements for Sterling Bancshares Capital Trust II and
         Sterling Bancshares Capital Trust III are substantially identical except for names and dates).
   *4.6  Form of Amended and Restated Declaration of Trust to be used in connection with the issuance of the Trust Preferred Securities.
  **4.7  Form of Indenture.
  **4.8  Form of First Supplemental Indenture.
   *5.1  Opinion of Andrews & Kurth L.L.P. with respect to legality of the securities.
   *8.1  Opinion of Andrews & Kurth L.L.P. as to federal income tax matters.
 **12.1  Computation of Ratio of Earnings to Combined Fixed Charges and
         Preferred Stock Dividends.
   23.1  Consent of Andrews & Kurth L.L.P. (included as part of Exhibits 5.1 and 8.1).
 **23.3  Consent of Deloitte & Touche L.L.P.
   24.1  Power of Attorney of Directors and Officers of the Registrant
         (included on Registration Statement Signature Page).
  *25.1  Form T-1 Statement of Eligibility of Trustee for the Trust Preferred
         Securities.
  *25.2  Form T-1 Statement of Eligibility of Trustee for the Junior
         Subordinated Debentures.
  *25.3  Form-T-1 Statement of Eligibility of Trustee for the Trust Preferred
         Securities Guarantee.

--------
* To be filed as an exhibit to the registrant's Current Report on Form 8-K in connection with a specific offering.
** Filed herewith.

Item 17. Undertakings.

   The undersigned registrants hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by Sterling Bancshares pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Sterling Bancshares's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each of the Registrants pursuant to the provisions of Item 15 of this Registration Statement, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Sterling Bancshares of expenses incurred or paid by a director, officer or controlling person of each of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Sterling Bancshares certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 15, 2001.

                                          STERLING BANCSHARES, INC.

                                                  /s/ George Martinez
                                          By: _________________________________
                                                      George Martinez
                                                   Chairman of the Board
                                                and Chief Financial Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George Martinez and Michael A. Roy, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this Registration Statement with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every other act on behalf of the undersigned required to be done in connection therewith.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ George Martinez             Chairman of the Board,      February 15, 2001
______________________________________  Chief Financial Officer
           George Martinez              and Director

     /s/ J. Downey Bridgwater          President and Director      February 13, 2001
______________________________________
        J. Downney Bridgwater

         /s/ John H. Buck              Director                    February 13, 2001
______________________________________
             John H. Buck

       /s/ James D. Calaway            Director                    February 13, 2001
______________________________________
           James D. Calaway

       /s/ James M. Clepper            Director                    February 13, 2001
______________________________________
           James M. Clepper

                                       Director                    February   , 2001
______________________________________
         Walter P. Gibbs, Jr.

                                       Director                    February   , 2001
______________________________________
           Bruce J. Harper

       /s/ Glenn H. Johnson            Director                    February 13, 2001
______________________________________
           Glenn H. Johnson

       /s/ James J. Kearney            Director                    February 13, 2001
______________________________________
           James J. Kearney

                                       Director                    February   , 2001
______________________________________
          Christian A. Rasch

      /s/ Steven F. Retzloff           Director                    February 13, 2001
______________________________________
          Steven F. Retzloff

       /s/ Raimundo Riojas             Director                    February 13, 2001
______________________________________
           Raimundo Riojas

       /s/ L.S. "Pat" Brown            Director                    February 13, 2001
______________________________________
           L.S. "Pat" Brown

      /s/ Charles I. Castro            Director                    February 13, 2001
______________________________________
          Charles I. Castro

       /s/ Willis Hargrave             Director                    February 13, 2001
______________________________________
           Willis Hargrave

       /s/ David L. Hatcher            Director                    February 13, 2001
______________________________________
           David L. Hatcher

                                       Director                    February   , 2001
______________________________________
       Paul Michael Mann, M.D.

       /s/ Thomas A. Reiser            Director                    February 13, 2001
______________________________________
           Thomas A. Reiser

     /s/ Howard T. Tellepsen           Director                    February 13, 2001
______________________________________
         Howard T. Tellepsen

       /s/ G. Edward Powell            Director                    February 13, 2001
______________________________________
           G. Edward Powell

       /s/ David B. Moulton            Director                    February 13, 2001
______________________________________
           David B. Moulton

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, Sterling Bancshares Capital Trust II certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on February 15, 2001.

                                          Sterling Bancshares Capital Trust II

                                          By: Sterling Bancshares, Inc., as
                                           Sponsor

                                                  /s/ George Martinez
                                          By: _________________________________
                                                      George Martinez
                                                   Chairman of the Board
                                                and Chief Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, Sterling Bancshares Capital Trust III certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on February 15, 2001.

                                          Sterling Bancshares Capital Trust
                                          III

                                          By: Sterling Bancshares, Inc., as
                                           Sponsor

                                                  /s/ George Martinez
                                          By: _________________________________
                                                      George Martinez
                                                   Chairman of the Board
                                                and Chief Financial Officer

                                 EXHIBIT INDEX

 Exhibit Description
 ------- -----------
   *1.1  Form of Underwriting Agreement.
  **3.1  Restated and Amended Articles of Incorporation of Sterling Bancshares.
    3.2  Restated Bylaws of Sterling Bancshares (incorporated herein by reference to Exhibit 4.2 to the Company's Registration Statement on
         Form S-8 effective November 25, 1996 (File No. 333-16719)).
  **4.1  Certificate of Trust of Sterling Bancshares Capital Trust II.
  **4.2  Declaration of Trust of Sterling Bancshares Capital Trust II.
  **4.3  Certificate of Trust of Sterling Bancshares Capital Trust III.
  **4.4  Declaration of Trust of Sterling Bancshares Capital Trust III.
  **4.5  Form of Trust Preferred Securities Guarantee to be issued by Sterling
         Bancshares (Agreements for Sterling Bancshares Capital Trust II and
         Sterling Bancshares Capital Trust III are substantially identical except for names and dates).
   *4.6  Form of Amended and Restated Declaration to be used in connection with the issuance of the Trust Preferred Securities.
  **4.7  Form of Indenture.
  **4.8  Form of First Supplemental Indenture.
   *5.1  Opinion of Andrews & Kurth L.L.P. with respect to legality of the securities.
   *8.1  Opinion of Andrews & Kurth L.L.P. as to federal income tax matters.
 **12.1  Computation of Ratio of Earnings to Combined Fixed Charges and
         Preferred Stock Dividends.
   23.1  Consent of Andrews & Kurth L.L.P. (included as part of Exhibits 5.1 and 8.1).
 **23.3  Consent of Deloitte & Touche L.L.P.
   24.1  Power of Attorney of Directors and Officers of the Registrant
         (included on Registration Statement Signature Page).
  *25.1  Form T-1 Statement of Eligibility of Trustee for the Trust Preferred
         Securities.
  *25.2  Form T-1 Statement of Eligibility of Trustee for the Junior
         Subordinated Debentures.
  *25.3  Form-T-1 Statement of Eligibility of Trustee for the Trust Preferred
         Securities Guarantee.

--------
* To be filed as an exhibit to the registrant's Current Report on Form 8-K in connection with a specific offering.
** Filed herewith.